Exhibit 10.11

November 13, 2006

Dear Vlado,

On behalf of Yelp! Inc., I am pleased to offer you a position as Controller and Head of Finance, we look forward to your future success in this position. You will be reporting to Geoff Donaker.

You will be paid a base salary of $100,000 annually. Your salary will be payable in two equal payments twice monthly, pursuant to the Company’s regular payroll policy.

In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 96,877 shares of the Company’s common stock with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 1/4th of the total number of Shares subject to the option on the one-year anniversary of your employment commencement date and 1/48th of the total number of Shares subject to the option on each monthly anniversary of your employment commencement date thereafter. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2005 Stock Plan and the Stock Option Agreement between you and the Company.

We will be offering you our standard benefits package that includes health, dental, vision, term life insurance, long term disability and 401K plans.

You will be entitled to 15 days of paid time off per year, prorated for the remainder of this calendar year, in addition to designated company holidays. The terms of your time off with pay policies are outlined in our employee handbook.

Your employment with Yelp! Inc. is for an indefinite term. In other words, the employment relationship is “at will,” and you have the right to terminate that employment relationship at any time for any reason. Also, although I hope that you will remain with us and be successful here, Yelp! Inc. must, and does, retain the right to terminate the employment relationship at any time for any reason. This “at will” employment relationship can only be modified in writing by an authorized officer of Yelp! Inc. This paragraph contains the entire agreement between you and Yelp! Inc. regarding the right and ability of either you or Yelp! Inc. to terminate your employment with Yelp! Inc.

You represent that the performance of your duties in the position described above will not violate the terms of any agreements you may have with others, including your former employer. You also understand that you are not to bring to or use at Yelp! Inc. any trade secrets of your former employer.

Your employment is also conditioned upon your agreement and execution of Yelp! Inc.’s attached Confidentiality Agreement. You must also provide proof of your ability to legally work within the United States on your first day of employment with Yelp! Inc. Your employment is also conditional upon your passing Yelp!, Inc’s background check.

Please sign the bottom of this letter to accept this offer and return the original to me. If we do not receive confirmation of your acceptance by November 20, 2006 this offer will terminate.

Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on December 12, 2006.

Yelp! Inc. is committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets.

We look forward to you joining us!

Sincerely,

Jeremy Stoppelman
CEO
Yelp! Inc.

12/4/2006
Employee Acceptance	Date

Start Date: 12/12/2006